Exhibit 99.1

August 28, 2007

Dear Shareholders:

It is with pleasure that I refer you to our website (www.whitestonereit.com) to review our second quarter 2007 Form 10-Q which was filed with the Securities and Exchange Commission (“SEC”) on August 14, 2007. In accordance with our policy of shareholder transparency, we make all of our financial filings available on our website as soon as they are filed. It was reviewed by the independent Audit Committee of your Board of Trustees, and Whitestone’s independent auditors Pannell Kerr Forster of Texas, P.C. The Form 10-Q complies with the rules and regulations of both the SEC and the Sarbanes-Oxley Act, and should be read in conjunction with the audited consolidated financial statements and footnotes which are included in our Annual Report on Form 10-K that also is posted on our website.

Regarding the outlook for Whitestone REIT, operations are stable, and we expect to demonstrate an improving trend. Whitestone has been restructured and repositioned to accomplish our goals set out in our business plan and to take advantage of the trends in commercial real estate as they unfold. The internalization of the management team, which means we are employees of the REIT and we directly manage your assets rather than contracting with an external third-party manager and advisor means that our operating expenses comprise our actual costs. What that means is that as Whitestone’s revenues increase we will have economies of scale. If these services were contracted the overhead would thus increase as revenues increase.

A primary aspect of our business plan is to position Whitestone to be listed on a national stock exchange. This will give shareholders the financial flexibility to either sell their Whitestone shares or hold their Whitestone shares as we grow the enterprise. That positioning includes not only financial and asset positioning, but personnel positioning, as well. We are quite fortunate to have been able to add Dan Nixon as Senior Vice President for Leasing and Redevelopment. Dan’s experience as a high level executive in public and private commercial real estate corporations as well as his industry contacts will add an important dimension of management depth and institutional investor credibility. The addition of experienced, high quality people may impact on our overhead in the short term but add value that cannot be immediately reflected in the numbers. We consider that an investment in Whitestone’s future strength and profitability.

We have received questions from shareholders who have difficulty understanding and comparing the overhead costs (also called “general and administrative” expenses) in 2007 compared to those overhead costs in prior years when the REIT was managed externally. Although such a comparison is difficult given the different nature of the expenses incurred by an externally-managed REIT versus an internally-managed one, we have attempted below to compare the overhead costs in 2007 to those in prior years.

During 2006 and prior years, Whitestone was charged fees based on percentages of gross revenues, asset values, capital raised, and expenses submitted for reimbursement. Since the REIT was being externally managed and advised, Generally Accepted Accounting Principles allow for many of these fees to be “capitalized” as an asset or reduction to equity while only the direct costs such as accounting fees were “expensed” through the statement of operations. The effect on the statement of operations was to show a higher current income than if those expenses were charged immediately and directly to earnings in the period they were incurred.

As a self-managed REIT, Whitestone is required to immediately and directly charge 100% of these expenses to earnings in the period actually incurred. It is easy to understand the impact on an earnings statement when charges are taken all at once rather than spread out over several years.

The chart below is a comparison between 2006 and 2007 that attempts to show “apples to apples.” The chart shows that Whitestone has incurred expenses (not including litigation expenses) during the first half of 2007 in excess of expenses in the comparable period of 2006 of approximately $147,000, or only less than 1% of first half revenues of $15,100,000.

ACTUAL COMPARISON (in thousands):

	Capitalized in		Charged to
	Balance Sheet		Statement of Operations		Total
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006	2007	2006
	(Unaudited)		(Unaudited)		(Unaudited)

Personnel Cost	$-	$-	$1,304	$-	$1,304	$-
Office Expense	-	-	426	-	426	-
Professional Fees (Acctg, Legal, etc.)		-	576	738	576	738

Offering Costs:
Selling Commissions	-	268	-	-	-	268
Discounts	-	14	-	-	-	14
Dealer Manager Fee	-	99	-	-	-	99
Expense Reimbursements	-	99	-	-	-	99

Acquisition Fees	-	79	-	-	-	79
Leasing Fees	559	617	-	-	559	617
Property Management Fees	-	-	-	804	-	804

Total, excluding litigation cost	$559	$1,176	$2,306	$1,542	$2,865	$2,718

Litigation Cost	-	-	1,178	-	1,178	-

Total, including litigation cost	$559	$1,176	$3,484	$1,542	$4,043	$2,718

While only nine months have passed since we were given operating control of Whitestone, fourteen (14) of the initial operating issues we targeted have been reduced to four (4). Our focus at Whitestone REIT is on the future which we believe to be a bright one for our investors.

I like the idea of shareholders and managers thinking and behaving like owners, so I encourage you to call, write or email me when you have questions or just would like to have an update.

Also, you are invited to visit us in our new offices. I’d like to introduce you to my associates and give you a tour.

I appreciate your ongoing confidence and thank you for your continued support.

Sincerely,
/s/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer